Exhibit (a)(1)(A)

EXAR CORPORATION

OFFER TO EXCHANGE CERTAIN

OUTSTANDING OPTIONS

FOR RESTRICTED STOCK UNITS

OCTOBER 23, 2008

EXAR CORPORATION

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR RESTRICTED STOCK UNITS

THE OFFER EXPIRES AT 5:00 P.M., U.S. PACIFIC TIME,

ON NOVEMBER 21, 2008, UNLESS WE EXTEND THE OFFER

By this Offer to Exchange Certain Outstanding Options for Restricted Stock Units, including all attachments hereto (this “Offer to Exchange”), Exar Corporation, which we refer to in this document as “we,” “us” or “Exar,” is offering Eligible Employees (as defined below) the opportunity to exchange outstanding stock options with exercise prices equal to or greater than $11.00 per share and with an expiration date after March 31, 2009 (the “Eligible Options”) for restricted stock unit awards that cover a lesser number of shares of our common stock (the “New Awards”) to be granted under the Exar Corporation 2006 Equity Incentive Plan (the “Offer”). We are making the Offer upon the terms described in this Offer to Exchange, as it may be amended from time to time (including the conditions on the Offer set forth under the caption “The Offer” in Section 6, Conditions of the Offer).

The Offer will be open to all persons (the “Eligible Employees”) that as of the commencement of the Offer and as of the Expiration Time (as defined below) hold Eligible Options and are employed by us or those of our subsidiaries that are designated for participation by the Compensation Committee of our Board of Directors (the “Eligible Subsidiaries”). However, current members of our Board of Directors and certain of our executive officers, namely Pedro (Pete) P. Rodriguez, Thomas R. Melendrez, J. Scott Kamsler, George Apostol and Stephen W. Michael (the “Excluded Officers”), will not be eligible to participate in the Offer. Our other current executive officers will be eligible to participate in the Offer.

The ratio of shares subject to Eligible Options cancelled to New Awards issued is 4-to-1, 5-to-1 or 6-to-1, depending on the exercise price of the Eligible Option being exchanged. The exchange ratios are intended to result in the issuance of New Awards in the Offer with a fair value less than the fair value of the Eligible Options surrendered in the Offer. Each Eligible Employee who has Eligible Options outstanding is being provided with a Personnel Summary (referred to as the “Personnel Summary”) setting forth his or her Eligible Options and other relevant information.

If you are an Eligible Employee who wishes to participate in the Offer, you must surrender all Eligible Options held by you for exchange in order to participate; you cannot exchange part of the Eligible Options held by you and keep the balance. Your election to exchange your Eligible Options for New Awards is entirely voluntary and may be withdrawn anytime prior to the Expiration Time. The “Expiration Time” will be 5:00 p.m., U.S. Pacific Time, on November 21, 2008 unless we extend the expiration of the Offer to a later time and/or date, in which case the “Expiration Time” will be such later time and/or date.

Each restricted stock unit issued in the Offer will represent a contingent right to receive one share of our common stock on a specified future date when such restricted stock unit vests. The New Awards will vest, subject to the participating Eligible Employee’s continued employment with us or one of our subsidiaries, in two annual installments on the first and second anniversaries of the date the New Awards are issued, which is expected to be shortly after the Expiration Time. Any New Awards held by a participating Eligible Employee that remain unvested at the time his or her employment with us or one of our subsidiaries terminates for any reason will be cancelled as of the termination date.

Shares of our common stock are quoted on The NASDAQ Global Market under the symbol “EXAR”. On October 22, 2008, the closing price of our common stock as reported on The NASDAQ Global Market was $5.52. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Options.

SEE “RISKS OF PARTICIPATING IN THE OFFER” BEGINNING ON PAGE 12 FOR A DISCUSSION OF RISKS THAT YOU SHOULD CONSIDER WHEN DECIDING WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE.

IMPORTANT

Your election to exchange your Eligible Options is voluntary. If you decide to participate in the Offer, you must properly complete and sign the attached Election Form and submit it in accordance with its instructions before 5:00 p.m. U.S. Pacific Time on the Expiration Time (currently November 21, 2008, or on a later date if we extend the Offer). If you do not submit the Election Form by the stated time on the Expiration Time, you will be deemed to have rejected the Offer. Delivery will be deemed made only via hand delivery to Jennifer Hawkins (the “Exchange Administrator”) or fax to (510) 668-7011. Responses submitted by any other means, including email, United States mail (or other post) and Federal Express (or similar delivery service) are not permitted. Responses delivered via hand delivery will only be deemed delivered when actually received by the Exchange Administrator. No late deliveries will be accepted.

The delivery of election and withdrawal forms is at your risk. Exar intends to confirm the receipt of your election form and/or any withdrawal form by email within two U.S. business days. If you have not received an email confirmation that Exar has received your response, we recommend that you confirm that we have received your election form and/or any withdrawal form. If you need to confirm receipt after two U.S. business days have elapsed, you may contact the Exchange Administrator at 510-668-7078 or jennifer.hawkins@exar.com.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Our Board of Directors recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors. You should consult your personal advisors if you have questions about your financial and/or tax situation. If you have any questions about the Offer that are not answered by this Offer to Exchange and other documents related to the Offer, or if you would like to request additional copies of these materials or assistance completing required documentation, please contact the Exchange Administrator at 510-668-7078 or jennifer.hawkins@exar.com.

ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD EXCHANGE YOUR ELIGIBLE OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO EXCHANGE AND DOCUMENTS TO WHICH WE HAVE REFERRED YOU. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO EXCHANGE AND DOCUMENTS TO WHICH WE HAVE REFERRED YOU AND TO CONSULT YOUR OWN LEGAL, INVESTMENT AND/OR TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO EXCHANGE YOUR ELIGIBLE OPTIONS.

YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED IN THIS OFFER TO EXCHANGE IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE AS OF WHICH IT IS SHOWN, OR IF NO DATE IS OTHERWISE INDICATED, THE DATE OF THIS OFFER TO EXCHANGE. THIS OFFER TO EXCHANGE SUMMARIZES VARIOUS DOCUMENTS AND OTHER INFORMATION. THESE SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE DOCUMENTS AND INFORMATION TO WHICH THEY RELATE.

GLOSSARY

Commencement Date means the date of the commencement of the Offer, which is October 23, 2008.

Company Plans means the Exar Plans and the Sipex Plans.

Eligible Employees means all persons that as of the Commencement Date and as of the Expiration Time are employed by us or those of our Eligible Subsidiaries, excluding current members of our Board of Directors and the Excluded Officers.

Eligible Options means all outstanding stock options held by Eligible Employees that have exercise prices equal to or greater than $11.00 per share and an expiration date after March 31, 2009.

As used in these materials, employed and employment does not include service as a member of our Board of Directors or service as a consultant or other independent contractor of the Company.

Eligible Subsidiaries means those of our subsidiaries that are designated for participation in the Offer by the Compensation Committee of our Board of Directors.

Exar Plans means the Exar Corporation 1997 Equity Incentive Plan, the Exar Corporation 2000 Equity Incentive Plan and the Exar 2006 Plan.

Exar 2006 Plan means the Exar Corporation 2006 Equity Incentive Plan.

Excluded Officers means Pedro (Pete) P. Rodriguez, Thomas R. Melendrez, J. Scott Kamsler, George Apostol and Stephen W. Michael.

Expiration Time means the time that the Offer will expire, which is currently set to be at 5:00 p.m., U.S. Pacific Time, on November 21, 2008, unless we extend the Offer to a later time and/or date.

Fair Market Value means the closing price of our common stock as reported on The NASDAQ Global Market on the Expiration Time (or, if no sales are reported on such date, then the closing price of our common stock on the first day prior to such date on which there is a reported sale).

New Awards means the restricted stock unit awards issued pursuant to the Offer in exchange for Eligible Options.

Offer means the offer to exchange Eligible Options for New Awards.

Offer to Exchange means this Offer to Exchange Certain Outstanding Options for Restricted Stock Units, including all attachments hereto.

Schedule TO means the Tender Offer Statement filed by us with the SEC in connection with the Offer.

SEC means the United States Securities and Exchange Commission.

Sipex Plans means the Sipex Corporation 1997 Stock Option Plan, the Sipex Corporation 1999 Stock Plan, the Sipex Corporation 2000 Non-Qualified Stock Option Plan, the Sipex Corporation Amended and Restated 2002 Nonstatutory Stock Option Plan and the Sipex Corporation 2006 Equity Incentive Plan.

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SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

The following is a summary of the material terms of the Offer and addresses some of the questions that you may have about the Offer. We urge you to read carefully the remainder of this Offer to Exchange and the Schedule TO, because the information in this summary is not complete and additional important information is contained in the remainder of this Offer to Exchange and the Schedule TO. We have included cross-references to the relevant sections under the caption “The Offer” of this Offer to Exchange where you can find a more detailed discussion of the topics discussed in this summary.

Summary of Material Terms of the Offer

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Offer. We are offering Eligible Employees the opportunity to exchange Eligible Options for restricted stock unit awards, which are referred to as New Awards in this Offer to Exchange. New Awards will cover a lesser number of shares of our common stock than the Eligible Options exchanged for New Awards. Eligible Options are all outstanding stock options held by Eligible Employees that have exercise prices equal to or greater than $11.00 per share and an expiration date after March 31, 2009. (See Section 1, Eligible Employees; Eligible Options; Expiration Time)

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Eligible Employees. The Offer will be open to all persons that as of the Commencement Date and as of the Expiration Time are employed by us or one of our Eligible Subsidiaries, excluding current members of our Board of Directors and the Excluded Officers, who will not be eligible to participate in the Offer. Our other current executive officers will be eligible to participate in the Offer. (See Section 1, Eligible Employees; Eligible Options; Expiration Time)

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Voluntary Participation; Exchange. Your participation in the Offer is voluntary. If you are an Eligible Employee who wishes to participate in the Offer, you must surrender all Eligible Options held by you for exchange in order to participate; you cannot exchange part of the Eligible Options held by you and keep the balance. In exchange for the Eligible Options you surrender, you will receive New Awards that cover a number of shares of our common stock as determined under the applicable exchange ratio below. (See Section 1, Eligible Employees; Eligible Options; Expiration Time)

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Exchange Ratios. We have established three exchange ratios for Eligible Options depending on their exercise prices. The following table sets forth the three exchange ratios and the range of exercise prices applicable to each exchange ratio (See Section 1, Eligible Employees; Eligible Options; Expiration Time and Section 8, Exchange Ratios):

Exercise Price Range	Exchange Ratio: Stock Option Shares per Restricted Stock Unit
$11.00 - $13.00	4-to-1
$13.01 - $15.00	5-to-1
Above $15.00	6-to-1

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New Awards. Each restricted stock unit issued in the Offer will represent a contingent right to receive one share of our common stock on a specified future date when the restricted stock unit vests. The New Awards will vest, subject to the participating Eligible Employee’s continued employment with us and our subsidiaries, in two annual installments on the first and second anniversaries of the date the New Awards are issued, which is expected to be shortly after the Expiration Time. Any New Awards held by a participating Eligible Employee that remain unvested at the time his or her employment with us or one of our subsidiaries terminates for any reason will be cancelled as of the termination date. (See Section 1, Eligible Employees; Eligible Options; Expiration Time and Section 9, Source and Amount of Consideration; Terms of Restricted Stock Units)

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Other Terms and Conditions of New Awards. New Awards issued in the Offer will be granted pursuant to the Exar 2006 Plan. Each restricted stock unit represents a contingent right to receive one share of our common stock on the date on which the restricted stock unit vests. A participating Eligible Employee is not required to pay any monetary consideration to receive shares of our common stock upon settlement of his or her New Awards. All other terms and conditions of the New Awards issued in the Offer will be substantially the same as those that apply generally to restricted stock units granted under the Exar 2006 Plan or the applicable stock option plan. (See Section 9, Source and Amount of Consideration; Terms of Restricted Stock Units)

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Termination of Employment. If your employment with us or one of our Eligible Subsidiaries terminates for any reason after you tender your Eligible Options but prior to the date the New Awards are issued in exchange for the Eligible Options you tender, you will not be eligible to participate in the Offer, and your election to tender your Eligible Options will be disregarded. In that case, you will continue to hold your Eligible Options subject to their existing terms (including, without limitation, the vesting provisions of your option and any applicable period following termination of employment in which you must exercise your option). Options held by current members of our Board of Directors and the Excluded Officers, as well as employees of our subsidiaries that are not designated as Eligible Subsidiaries as of the Commencement Date, may not be exchanged in the Offer. (See Section 1, Eligible Employees; Eligible Options; Expiration Time)

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Election to Accept the Offer. To make your election to accept the Offer, you must properly complete, sign and deliver an Election Form to us before the Expiration Time in accordance with the procedures described in the Offer. The Expiration Time of the Offer is currently 5:00 p.m. U.S. Pacific Time on November 21, 2008, but we may extend the Expiration Time of the Offer to a later time and/or date. You may withdraw or re-accept the Offer at any time prior to the Expiration Time by completing and delivering a Notice of Withdrawal or new Election Form in accordance with the election procedures. You may not withdraw or re-accept the Offer after the Expiration Time. (See Section 3, Procedures, and Section 4, Change in Election)

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Conditions to the Offer. This Offer is subject to a number of conditions. If any of the conditions to which this Offer is subject occurs, we may terminate or amend the Offer, or we may postpone or forego our acceptance of any Eligible Options for exchange. (See Section 6, Conditions of the Offer)

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Trading Price for Our Common Stock. Shares of our common stock are traded on The NASDAQ Global Market under the symbol “EXAR”. We recommend that you obtain current market quotations for our common stock before deciding whether to exchange your Eligible Options. (See Section 7, Price Range of Common Stock)

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Tax Consequences. We believe that the exchange of Eligible Options for New Awards pursuant to the Offer should be treated as a non-taxable exchange and neither we nor any of our employees should recognize any income for U.S. federal income tax purposes upon the surrender of Eligible Options and the grant of New Awards. However, Eligible Employees generally will recognize taxable income upon settlement of the New Awards that is subject to applicable income and employment tax withholding. We may elect to deduct from the shares of common stock that would otherwise be issued in settlement of New Awards the appropriate number of whole shares, valued at their then fair market value, to satisfy our tax withholding obligations at the applicable minimum statutory withholding rate. Alternatively, we may require you to satisfy the applicable tax withholding requirements through payroll withholding or otherwise. The tax consequences for participating non-U.S. employees may differ from the U.S. federal income tax consequences described in the preceding sentence. (U.S. Eligible Employees – See Section 13, Material U.S. Federal Income Tax Consequences) The foregoing summary of the U.S. federal income tax consequences of the option exchange program under current law is not intended to be exhaustive and, among other considerations, does not describe state, local or international tax consequences.

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Amendment and Termination. As long as we comply with applicable laws, we may amend or terminate the Offer in any way. We will notify you if we amend or terminate the Offer. We may be required to extend the Offer in the event we materially change the terms of the Offer. (See Section 14, Extension of the Offer; Termination; Amendment)

Questions and Answers

Q1	What is the Offer?

A1	The Offer is a voluntary stock option exchange program permitting Eligible Employees to exchange Eligible Options for New Awards to be granted under the Exar 2006 Plan. The New Awards are expected to be granted shortly after the Expiration Time of the Offer.

Your participation in the Offer is voluntary; you may either keep your current Eligible Options at their current exercise prices or cancel those Eligible Options in exchange for New Awards.

Q2	Why is Exar making the Offer?

A2	Like many technology companies, our stock price has experienced significant volatility during the last several years. Consequently, many of our employees hold options with exercise prices significantly higher than the current market price of our common stock. As of September 28, 2008, Eligible Employees held options to purchase approximately 2,204,852 shares with exercise prices equal to or greater than $11.00 per share, while the closing price of our common stock on The NASDAQ Global Market on September 26, 2008 was $7.54 per share. We believe that these “out of the money” options are no longer effective as performance and retention incentives, and that to enhance long-term stockholder value we need to maintain competitive employee compensation and incentive programs. An equity stake in the success of the company is a critical component of these programs. We believe the Offer will provide us with an opportunity to restore for Eligible Employees the ability to participate economically in our future growth and success. By offering restricted stock units that are subject to vesting requirements, we believe the exchange program will offer a meaningful retention incentive for Eligible Employees to remain with us. In addition, because the New Awards will cover fewer shares of our common stock than the Eligible Options tendered for exchange, we believe the Offer will result in a significant reduction in the number of our shares that are subject to outstanding awards and mitigate the potentially dilutive effect that our equity incentive program may have on our stockholders.

Q3	Why can’t I just be granted additional options?

A3	We strive to balance the need for a competitive compensation package for our employees with the interests of our stockholders. We believe that the Offer will permit us: (i) to provide the incentives to our Eligible Employees that were intended when the Eligible Options were initially granted, (ii) to meaningfully reduce the number of our shares that are subject to outstanding options that have high exercise prices and may be viewed by our stockholders as potentially dilutive and (iii) to create additional retention incentives for our Eligible Employees who participate in the Offer by issuing them New Awards that will vest over a period of two years following the exchange if they remain with us and that will have value regardless of stock price volatility. In designing the terms of the Offer and recommending its approval by our Board of Directors, our Compensation Committee took into account its philosophy of shifting from the exclusive use of stock options to using a mix of stock options and other equity-based incentives, such as restricted stock units, to provide long-term equity incentives to our employees. By granting replacement awards consisting of restricted stock units rather than new, at-the-money stock options, our Compensation Committee seeks to strengthen our equity-based retention incentives, while further aligning our existing equity compensation programs with our compensation philosophy.

Q4	What options may I exchange as part of this program?

A4	As described above, any option granted under the Company Plans with an exercise price equal to or greater than $11.00 per share and with an expiration date after March 31, 2009 that is outstanding at the Expiration Time of the Offer is an “Eligible Option” that may be tendered for exchange in the Offer.

If you attempt to exchange an option having an exercise price less than $11.00 per share or with an expiration date on or before March 31, 2009, that option will not be an Eligible Option and any purported election you may have made to exchange that option will be null and void.

To help you determine your outstanding eligible options and give you the tools to make an informed decision, we are providing you with a Personnel Summary listing your Eligible Options and certain related information. If you hold an option that is not listed on the Personnel Summary, the option is not an Eligible Option.

Q5	May I tender options that I have already exercised?

A5	No. The Offer only permits the exchange of outstanding Eligible Options, and does not apply in any way to shares purchased, whether upon the exercise of options or otherwise (including purchases via the open market and our Employee Stock Purchase Plan), whether or not you have vested in those shares. If you have exercised an Eligible Option in its entirety, that Eligible Option is no longer outstanding and is therefore not subject to the Offer. If you have exercised an Eligible Option in part, the remaining unexercised portion of that option is outstanding and may be tendered for exchange pursuant to the Offer. Eligible Options for which you have both properly submitted an exercise notice and tendered the exercise price prior to the Expiration Time will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased.

Q6	Are purchase rights granted under our Employee Stock Purchase Plan eligible for exchange in the stock option exchange program?

A6	No. Neither purchase rights granted under our Employee Stock Purchase Plan nor shares of our common stock acquired under our Employee Stock Purchase Plan are eligible for exchange in the Offer.

Q7	How many restricted stock units will I receive for the Eligible Options that I exchange?

A7	The number of restricted stock units that you will receive in the Offer is related to the exercise price of your Eligible Options. We have established three exchange ratios for Eligible Options depending on their exercise prices. The following table sets forth the three exchange ratios and the range of exercise prices applicable to each exchange ratio:

Exercise Price Range	Exchange Ratio: Option Shares per Restricted Stock Unit
$11.00 - $13.00	4-to-1
$13.01 - $15.00	5-to-1
Above $15.00	6-to-1

The total number of restricted stock units a participating Eligible Employee will receive with respect to a surrendered Eligible Option will be determined by dividing the number of shares underlying the surrendered Eligible Option by the applicable exchange ratio and rounding to the nearest whole share. For example, if an Eligible Employee holds an Eligible Option to purchase 1,000 shares of our common stock at an exercise price of $12.00 per share, he or she would be entitled to exchange that option for 250 restricted stock units (i.e., 1,000 divided by 4 (the exchange ratio applicable to the Eligible Option) rounded to the nearest whole share).

Q8	Why isn’t the exchange ratio simply one-for-one and how were the exchange ratios calculated?

A8

The exchange ratios are intended to result in the issuance of New Awards in the Offer with a fair value less than the fair value of the Eligible Options surrendered in the Offer. We calculated the fair value of the Eligible Options using a proprietary binomial option valuation model. We then established three exchange ratios based on the average fair value of the Eligible Options as compared to the assumed fair market value of one share of our common stock underlying a restricted stock unit to be issued in the Offer. We assumed a fair market value of $9.45 per share with respect to each restricted stock unit to be issued in the Offer, which is based off of the trailing 200 day average share price of our common stock as of June 1, 2008.

Q9	If I elect to participate in the Offer, is it possible that my cancelled Eligible Options would have ultimately been more economically valuable than the New Awards I received in exchange for them?

A9	Yes. If the price of our common stock increases after the date on which your Eligible Options are cancelled, those cancelled Eligible Options might prove to have been worth more than the New Awards that you receive in exchange for them. For example, if you exchange an Eligible Option covering 1,000 shares with an exercise price of $12.00 per share, you would receive a New Award of 250 restricted stock units (i.e., 1,000 divided by 4 (the exchange ratio applicable to the Eligible Option) rounded to the nearest whole share). Assume, for illustrative purposes only, that two years after the New Award grant date the fair market value of our common stock has increased to $20.00 per share. Under this example, if you had kept your exchanged Eligible Option, exercised it, and sold the underlying shares at $20.00 per share, you would have realized a pre-tax gain of $8,000, but if you exchanged your Eligible Option and sold the shares subject to the New Award of 250 restricted stock units for $20.00 per share, you would only realize a pre-tax gain of $5,000.

For any particular option, the price of our Common Stock at which the exchange would be a “break-even” proposition can be calculated in a few simple steps. First, start with the applicable exchange ratio. For example, the exchange ratio for an Eligible Option with a $12.00 exercise price is 4-to-1. Next, divide the applicable exchange ratio by itself minus one—this number will be the “break-even multiple.” Thus, for the example in the preceding sentence, you would divide the applicable exchange ratio (4) by itself minus 1 (3), yielding 4/3—this number is the “break-even multiple.” Since the option exercise price in the example was $12.00, the “break-even price” of our common stock for that option would be $12.00 multiplied by 4/3, or $16.00. If the fair market value of our common stock at the time of sale were to exceed the “break-even price” (as in the above example), you would be better off economically keeping the exchanged Eligible Option. However, if the fair market value of our common stock at the time of sale were less than the “break-even price,” you would be better of economically exchanging the Eligible Option for a New Award of restricted stock units.

The following table sets forth the “break-even multiples” and the range of exercise prices applicable to each break-even multiple:

Exercise Price Range	Break-Even Multiple
$11.00 - $13.00	1.33	*
$13.01 - $15.00	1.25
Above $15.00	1.20
* Rounded to the nearest hundredths for presentation purposes only.

Note that this discussion of the “break-even multiple” and “break-even price” does not take into account vesting or exercisability. Many of the Eligible Options are fully vested, whereas the New Awards granted pursuant to the Offer will be subject to vesting restrictions. On the other hand, your Eligible Options must be exercised prior to the end of the maximum term of the option (subject to earlier termination if your employment terminates or there is a change in control of the Company), so you would need to exercise your option prior to the time it terminates in order to benefit from any appreciation in the value of our common stock that occurs thereafter. You should take into account both the “break-even multiple” (and your judgment regarding the future value of our common stock) and the various terms and conditions applicable to your Eligible Options and the New Awards when deciding whether to participate in the Offer. See “Risks of Participating in the Offer” for more information.

Q10	When will I receive my New Awards?

A10	If you are eligible and participate in the Offer, you will be granted your New Awards shortly after the Expiration Time.

Q11	How will my New Awards vest?

A11	New Awards issued in the Offer will be completely unvested at the time they are granted and will become vested on the basis of the participating Eligible Employee’s continued employment with us or one of our subsidiaries. The New Awards generally will vest in equal annual installments on the first and second anniversaries of the date of grant, regardless of the extent to which the corresponding Eligible Options were vested upon surrender. Any New Awards held by a participating Eligible Employee that remain unvested at the time his or her employment with us or one of our subsidiaries terminates for any reason will be cancelled as of the termination date.

Q12	What are the other terms and conditions of my New Awards?

A12	New Awards issued in the Offer will be granted pursuant to the Exar 2006 Plan. Each restricted stock unit represents a contingent right to receive one share of our common stock on the date on which the restricted stock unit vests. A participating Eligible Employee is not required to pay any monetary consideration to receive shares of our common stock upon settlement of his or her New Awards. All other terms and conditions of the New Awards issued in the exchange program will be substantially the same as those that apply generally to new grants of restricted stock units under the Exar 2006 Plan or the applicable stock incentive plan.

Q13	Are there conditions to the Offer?

A13	Yes. The Offer is subject to a number of conditions, including the conditions described under the caption “The Offer” in Section 6, Conditions of the Offer, which you should read carefully. However, the Offer is not conditioned on a minimum number of Eligible Employees accepting the Offer or a minimum number of Eligible Options being exchanged.

Q14	Are there any eligibility requirements I must satisfy in order to receive the New Awards? What happens if my employment terminates during the Offer?

A14	In order to receive New Awards, you must be employed by us or by our Eligible Subsidiaries (including employees on a leave of absence) as of the Commencement Date and you must remain continuously employed by us or one of our Eligible Subsidiaries or be on a leave of absence protected by statute through the Expiration Time and the date the New Awards are granted. Current members of our Board of Directors and the Excluded Officers are not eligible to participate in the Offer. If your employment with us or one of our Eligible Subsidiaries terminates for any reason after you tender your Eligible Options but prior to the date the New Awards are granted in exchange for the Eligible Options you tendered, you will not be permitted to exchange your Eligible Options, and your election to tender your Eligible Options will be disregarded. In that case, you will continue to hold your Eligible Options subject to their existing terms (including, without limitation, the vesting provisions of your option and any applicable period following termination of employment in which you must exercise your option). If the options that you tendered for exchange have exercise prices less than $11.00 per share or an expiration date on or before March 31, 2009, they are not eligible to be exchanged in the Offer.

The Offer is not a promise of continued employment for any length of time. If you are an employee residing in the United States, then your employment is “at-will” and the Offer does not change the “at-will” nature of your employment. Your employment may be terminated by us or by you at any time, including prior to the Expiration Time, the date the New Awards are granted or the date the New Awards are fully vested, for any reason, with or without cause.

Q15	Are employees who tender their Eligible Options and are on a leave of absence on the date the New Awards are granted eligible to participate?

A15	If you tender your Eligible Options and they are cancelled in the Offer and, on the date New Awards are granted, you are on a leave of absence protected by statute, then you will be entitled to receive restricted stock units on the date New Awards are granted. If, however, on the date New Awards are granted you are on a leave that is not protected by statute, then the restricted stock units will be issued on the date, if any, that you return to regular employment with us or one of our subsidiaries.

Q16	Are the terms and conditions of the Offer the same for everyone?

A16	No. The terms and conditions are not the same for everyone. New Awards granted to employees of our Eligible Subsidiaries may be subject to different terms and conditions than those granted to persons employed in the United States. If you are an employee of one of our Eligible Subsidiaries, you should review the information carefully and consult your own tax advisor regarding your personal situation before deciding whether or not to participate in the Offer.

Q17	How should I decide whether or not to participate?

A17	We understand that this will be a challenging decision for everyone. The Offer does carry considerable risk, and there are no guarantees regarding our future stock performance. We recommend that you evaluate current market quotes for our common stock and consider the terms and conditions of the Offer as well as the risks and uncertainties discussed under the caption “Risks of Participating in the Offer,” among other factors, before deciding whether to elect to exchange your Eligible Options. However, the decision to participate must be your personal decision, and it will depend largely on your assumptions about the future overall economic environment, the performance of The NASDAQ Global Market, our own stock price and our business and your desire and ability to remain our employee until the Expiration Time and the date the New Awards become vested. (see also Question & Answer 9) We cannot and will not advise you on the decision to participate in the Offer, and we have not authorized anyone to make any recommendation on our behalf as to your decision.

Q18	How does the Offer work?

A18	On or before the Expiration Time (which we currently expect to be 5:00 Pacific Time on November 21, 2008), you may decide to exchange your Eligible Options for New Awards by following the procedures described in this Offer to Exchange and in the Election Form. The number of restricted stock units you are entitled to receive upon exchange of your Eligible Options will be determined by the applicable exchange ratio. (see Question & Answer 7)

Q19	What if my Eligible Options are not currently vested? Can I exchange them?

A19	Yes. Your Eligible Options do not need to be vested in order for you to exchange them in the Offer.

Q20	If I elect to exchange my Eligible Options, do I have to exchange all of my Eligible Options or can I just exchange some of them?

A20	If you elect to exchange, you must surrender all Eligible Options held by you for exchange in order to participate; you cannot exchange part of the Eligible Options held by you and keep the balance.

Q21	My options are divided between incentive stock options and nonqualified stock options because my original grant exceeded the $100,000 limit on incentive stock options imposed by U.S. tax laws. Can I cancel one part but not the other? (This question is relevant only for employees who are located in the United States.)

A21	No. An option that has been divided so that it is partly an incentive stock option and partly a nonqualified stock option is still considered to be a single option, and cannot be separated for purposes of the Offer. If you elect to exchange, you must surrender all Eligible Options held by you for exchange in order to participate; you cannot exchange part of the Eligible Options held by you and keep the balance.

Q22	Can I exchange the remaining portion of an Eligible Option that I have partially exercised?

A22	Yes. If you have exercised an Eligible Option in part, the remaining unexercised portion of that Eligible Option is outstanding and may be tendered for exchange pursuant to the Offer. Options for which you have properly submitted an exercise notice prior to the date the Offer expires will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased.

Q23	Will I be required to give up all of my rights under the cancelled Eligible Options?

A23	Yes. Once we have accepted your exchanged Eligible Options, they will be cancelled and you will no longer have any rights thereunder. We intend to cancel all exchanged Eligible Options effective shortly after the Expiration Time. (See Section 6, Conditions of the Offer, under the caption “The Offer”)

Q24	Will the terms and conditions of my New Awards be the same as my exchanged Eligible Options?

A24	No. Restricted stock units are a different type of award than stock options, and so the terms and conditions of your New Awards will necessarily be different from your Eligible Options. Your New Awards will be granted under the Exar 2006 Plan and will be subject to a restricted stock unit agreement between you and the Company. In order to receive a New Award, you will be required to enter into a restricted stock unit agreement with the Company. As described above, your New Award will be subject to a two-year vesting schedule commencing on the date the New Award is granted, regardless of whether the Eligible Option you tendered in exchange for the New Award was vested or unvested. Any New Awards you hold that remain unvested at the time your employment with us or one of our subsidiaries terminates for any reason will be cancelled as of the termination date. (See Questions & Answers 11 and 12)

Q25	Will I have to pay taxes if I participate in the Offer?

A25	If you participate in this Offer, you should not recognize any income for U.S. federal tax purposes or be subject to income tax withholding upon receipt of your New Awards. However, in connection with the issuance of shares on the date or dates when your New Awards vest, you will generally recognize income equal to the value of the shares received, and we will generally have a corresponding deduction at the time you recognize income. When shares are delivered to you under your New Awards, you must make adequate provision for any sums required to satisfy applicable federal, state, local and foreign tax withholding obligations. We may elect to deduct from the shares of common stock that would otherwise be issued in settlement of New Awards the appropriate number of whole shares, valued at their then fair market value, to satisfy our tax withholding obligations at the applicable minimum statutory withholding rate. Alternatively, we may require you to satisfy the applicable tax withholding requirements through payroll withholding or otherwise. You may also have taxable income when you sell the shares delivered to you under your New Awards. (See Section 13, Material U.S. Federal Income Tax Consequences, under the caption “The Offer”) If you are a tax resident of a country other than the United States, the tax consequences of participating in the Offer, as well as for your New Awards, may be different. Please be sure to consult with your personal tax advisor.

The foregoing summary of the U.S. federal income tax consequences of the option exchange program under current law is not intended to be exhaustive and, among other considerations, does not describe state or local tax consequences. You should consult with your own tax advisor to determine the personal tax consequences to you of participating in the Offer. If you are a tax resident of or subject to the tax laws in more than one country, you should be aware that there might be additional tax and social insurance consequences in more than one country that may apply to you.

Q26	What are the tax implications for not participating in the Offer? (This question applies only to employees in the United States.)

A26

We do not believe that the Offer will change any of the terms of your Eligible Options if you do not accept the Offer. However, the U.S. Internal Revenue Service (the “IRS”) may characterize the Offer as a modification of those Eligible Options that are incentive stock options, even if you decline the Offer. A successful assertion by the IRS that your Eligible Options have been modified could extend the Eligible Options’ holding period to qualify for favorable tax treatment and cause some or all of your Eligible Options to be treated as nonqualified stock options. If you choose not to exchange your Eligible Options and you have been granted incentive stock options, we recommend that you consult with your own tax advisor to determine the tax consequences of the exercise of those Eligible Options and the sale of any common stock that you receive upon exercise of the option.

Q27	What if my employment is terminated prior to the Expiration Time?

A27	If you elect to exchange Eligible Options, your election will be irrevocable as of the Expiration Time. Therefore, if your employment with us or one of our Eligible Subsidiaries terminates for any reason, including voluntary resignation, retirement, involuntary termination, layoff, death or disability, after you tender your Eligible Options but prior to the Expiration Time, you are not eligible to participate in the Offer, and your election to tender your Eligible Options will be disregarded. In that case, you will continue to hold your Eligible Options subject to their existing terms (including, without limitation, the vesting provisions of your option and any applicable period following termination of employment in which you must exercise your option).

The Offer is not a promise of continued employment for any length of time. If you are an employee residing in the United States, then your employment is “at-will” and the Offer does not change the “at-will” nature of your employment. Your employment may be terminated by us or by you at any time, including prior to the Expiration Time, the date the New Awards are granted or the date the New Awards are fully vested, for any reason, with or without cause.

Q28	What if my employment is terminated after the Expiration Time and before the date that my Eligible Options are cancelled and the New Award is granted?

A28	If your employment with us or one of our Eligible Subsidiaries terminates for any reason, including voluntary resignation, retirement, involuntary termination, layoff, death or disability, following the Expiration Time and prior to the date the New Awards are granted in exchange for Eligible Options you tender in the Offer and such Eligible Options are cancelled, you will not be permitted to exchange your Eligible Options, and your election to tender your Eligible Options will be disregarded. In that case, you will continue to hold your Eligible Options subject to their existing terms (including, without limitation, the vesting provisions of your option and any applicable period following termination of employment in which you must exercise your option).

The Offer is not a promise of continued employment for any length of time. If you are an employee residing in the United States, then your employment is “at-will” and the Offer does not change the “at-will” nature of your employment. Your employment may be terminated by us or by you at any time, including prior to the Expiration Time, the date the New Awards are granted or the date the New Awards are fully vested, for any reason, with or without cause.

Q30	What do I need to do to exchange my Eligible Options?

A30	To exchange your Eligible Options, you must complete and submit the Election Form to the Exchange Administrator via hand delivery or facsimile to (510) 668-7011 by the Expiration Time, which is expected to be 5:00 p.m., U.S. Pacific Standard Time, on November 21, 2008. The Exchange Form must be actually received by the Exchange Administrator by the Expiration Time in order for your election to be effective. If you are an employee on a leave of absence as of the Commencement Date, the Exchange Administrator will mail to you an Election Form and Notice of Withdrawal. Delivery will be deemed made only when actually received by the Exchange Administrator via the methods of delivery described above. No late deliveries will be accepted. We may reject any Eligible Options if we determine the Election Form is not properly completed or to the extent that we determine it would be unlawful to accept the Eligible Options.

The delivery of election and withdrawal forms is at your risk. Exar intends to confirm the receipt of your election form and/or any withdrawal form by email within two U.S. business days. If you have not received an email confirmation that Exar has received your response, we recommend that you confirm that we have received your election form and/or any withdrawal form. If you need to confirm receipt after two U.S. business days have elapsed, you may contact the Exchange Administrator at jennifer.hawkins@exar.com. Responses may only be submitted via hand delivery or facsimile to (510) 668-7011. Responses submitted by any other means, including email, United States mail (or other post) and Federal Express (or similar delivery service), are not permitted.

Q31	What is the deadline to elect to participate in the Offer?

A31	You must deliver your Election Form to the Exchange Administrator via hand delivery or facsimile to (510) 668-7011 by the Expiration Time, which is expected to be 5:00 p.m., U.S. Pacific Standard Time, on November 21, 2008. This is a one-time offer, and we will strictly enforce the election period. Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time. If we extend the Offer, we will announce the extension by press release and email no later than 6:00 a.m., U.S. Pacific Time, on the next business day following the scheduled or announced Expiration Time.

Q32	Can I change my election? How often?

A32	Yes. You can change your election at any time by either delivering a Notice of Withdrawal or re-delivering an Election Form following the delivery of a Notice of Withdrawal, each to the Exchange Administrator via hand delivery or facsimile to (510) 668-7011 prior to the Expiration Time. There is no limit to the number of times you can change your election prior to the Expiration Time. However, the last Notice of Withdrawal or Election Form you deliver prior to the Expiration Time in accordance with the procedures outlined above will determine your election decision.

Q33	What will happen if I don’t turn in my form by the deadline?

A33	If you do not submit an effective Election Form prior to the Expiration Time, you cannot participate in the Offer. The delivery of election and withdrawal forms is at your risk. Delivery will be deemed made only when actually received by Exar via the methods of delivery described above. No late deliveries will be accepted.

Q34	Will I receive a confirmation of my election?

A34	Yes. After you deliver an Election Form, the Exchange Administrator intends to confirm by email within two U.S. business days, indicating that we have received your Election Form and stating where you can find information regarding the New Awards that you are eligible to receive pursuant to the Offer. Similarly, after you deliver a Notice of Withdrawal, the Exchange Administrator intends to confirm the receipt of any withdrawal form by email within two U.S. business days. You should print these email confirmations and keep them with your records. If you have not received an email confirmation that Exar has received your response, we recommend that you confirm that we have received your election form and/or any withdrawal form. If you need to confirm receipt after two U.S. business days have elapsed, you may contact the Exchange Administrator at jennifer.hawkins@exar.com.

Q35	What if I don’t accept the Offer?

A35	The Offer is completely voluntary. You do not have to participate, and there are no penalties for electing not to participate in the Offer. However, if you are an employee residing in the United States, the IRS may characterize the Offer as a modification of those Eligible Options held by you that are incentive stock options, even if you decline the Offer. (See Question and Answer 26 above)

Q36	Is this a repricing of options?

A36	Yes. The exchange of your Eligible Options is considered a repricing of options. As a result, Exar expects to record additional stock-based compensation as a charge against earnings based on the difference between the fair value of the options as of the closing of the offer period and the fair value of the amended option. We will not be able to determine the amount of compensation expense to Exar until the closing of the offer period because it depends on the price of our common stock as of the closing of the offer period.

Q37	Where do I go if I have additional questions about the Offer?

A37	Please direct your questions to the Exchange Administrator, at 510-668-7078 or jennifer.hawkins@exar.com.

RISKS OF PARTICIPATING IN THE OFFER

Participating in the Offer involves a number of risks, including those described below. This list and the risk factors under the heading entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K, as amended by Amendment No. 1 on Form 10-K/A, for the fiscal year ended March 30, 2008, and in our Quarterly Report on Form 10-Q, as amended by Amendment No. 1 on Form 10-Q/A for the fiscal quarter ended June 29, 2008, filed with the SEC highlight the material risks of participating in the Offer. You should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding whether or not to participate in the Offer. In addition, we strongly urge you to read the sections in this Offer to Exchange discussing the U.S. federal tax consequences of participating in the Offer, as well as the rest of this Offer to Exchange, for a more in-depth discussion of the risks that may apply to you before deciding to participate in the Offer.

Economic Risks

If the price of our common stock increases after the date on which your Eligible Options are cancelled, your cancelled Eligible Options might have been worth more than the New Awards that you receive in exchange for them.

For example, if you exchange an Eligible Option covering 1,000 shares with an exercise price of $12.00 per share, you would receive a New Award of 250 restricted stock units (i.e., 1,000 divided by the 4 exchange ratio applicable to the Eligible Option, rounded to the nearest whole share). Assume, for illustrative purposes only, that two (2) years after the New Award grant date the fair market value of our common stock had increased to $20.00 per share. Under this example, if you had kept your exchanged Eligible Option, exercised it, and sold the underlying shares at $20.00 per share, you would have realized a pre-tax gain of $8,000, but if you exchanged your Eligible Option and sold the shares subject to the New Award of 250 restricted stock units for $20.00 per share, you would only realize a pre-tax gain of $5,000.

Once you have tendered your Eligible Option and we have accepted it for exchange, there will be no way to return your surrendered Eligible Option to you even if the fair market value of our common stock on the New Award grant date does exceed the exercise price of your surrendered Eligible Option.

Any New Award you receive in the Offer will be completely unvested at the time it is granted, regardless of the extent to which the corresponding Eligible Option was vested upon surrender. This means that you might be vested in fewer shares under your New Award and that if your employment with us terminates during that new vesting period, or if the New Award otherwise terminates under certain circumstances prior to your being fully vested in it, you might have been better off if you had continued holding the Eligible Option rather than exchanging it for a New Award.

The New Awards will vest in equal annual installments over two (2) years measured from the date of grant, regardless of the extent to which the corresponding Eligible Options were vested upon surrender. This means that you will be required to remain employed with us or one of our subsidiaries for two (2) years after the date on which your New Award is granted in order to be fully vested in the New Award. If your employment with us or one of our subsidiaries terminates for any reason during the two (2) years following the New Award grant date, you will forfeit the unvested portion of your New Award at the time your employment with us or one of our subsidiaries terminates.

You should carefully consider the relative benefit to you of the extent to which your Eligible Options have already vested, compared to the benefit of a New Award with a vesting period of two (2) years. If our stock price increases in the future to a value above the exercise price of an Eligible Option you surrendered in the Offer, you may have been better off retaining the Eligible Option with its higher price and current vesting schedule rather than having tendered it for the New Award with a new vesting schedule.

The Offer is not a promise of continued employment for any length of time. If you are an employee residing in the United States, then your employment is “at-will” and the Offer does not change the “at-will” nature of your employment. Your employment may be terminated by us or by you at any time, including prior to the Expiration Time, the date the New Awards are granted or the date the New Awards are fully vested, for any reason, with or without cause.

If we are acquired by or merge with another company, your cancelled Eligible Options might have been worth more than the New Awards that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, Eligible Employees who elect to exchange their Eligible Options in the Offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those Eligible Employees who did not participate in the Offer and retained their Eligible Options.

Tax-Related Risks

Tax-Related Risks for U.S. Residents

We believe that the exchange of Eligible Options for New Awards pursuant to the Offer should be treated as a non-taxable exchange and neither we nor any of our employees should recognize any income for U.S. federal income tax purposes upon the surrender of Eligible Options and the grant of New Awards.

If you participate in this Offer, you should not recognize any income or be subject to income tax withholding upon the cancellation of your Eligible Options and receipt of your New Awards. However, in connection with the issuance of shares on the date or dates when your New Awards vest, you will generally recognize income equal to the value of the shares received, and we will generally have a corresponding deduction at the time you recognize income. When shares are delivered to you under your New Awards, you must make adequate provision for any sums required to satisfy applicable federal, state, local and foreign tax withholding obligations. We may elect to deduct from the shares of common stock that would otherwise be issued in settlement of New Awards the appropriate number of whole shares, valued at their then fair market value, to satisfy our tax withholding obligations at the applicable minimum statutory withholding rate. Alternatively, we may require you to satisfy the applicable tax withholding requirements through payroll withholding or otherwise. Unless the foregoing tax withholding obligations are satisfied, we have no obligation to deliver any shares to you under your New Awards. You may also have taxable income when you sell the shares delivered to you under your New Awards.

If you do not participate in the Offer, we do not believe that the Offer will change any of the terms of your Eligible Options. However, the U.S. Internal Revenue Service (the “IRS”) may characterize the Offer as a modification of those Eligible Options that are incentive stock options, even if you decline the Offer. A successful assertion by the IRS that your Eligible Options have been modified could extend the Eligible Options’ holding period to qualify for favorable tax treatment and cause a portion of your Eligible Options to be treated as nonqualified stock options. If you choose not to exchange your Eligible Options and you have been granted incentive stock options, we recommend that you consult with your own tax advisor to determine the tax consequences of the exercise of those Eligible Options and the sale of any common stock that you receive upon exercise of the option.

Tax-Related Risks for Non-U.S. Residents

If you are a resident of or are otherwise subject to the tax laws of a jurisdiction other than the United States (e.g., Canada, China, France, Germany, Japan, South Korea, Malaysia, Taiwan or the United Kingdom), you should review the information carefully and consult your own tax advisor regarding your personal situation before deciding whether or not to participate in the Offer.

Tax-Related Risks for Tax Residents of Multiple Jurisdictions

If you are subject to the tax laws in more than one non-U.S. jurisdiction, you should be aware that there may be tax and social security consequences that may apply to you. You should consult your own tax advisor to discuss these consequences.

Business-Related Risks

In addition to the risks discussed above, you should carefully review the risk factors contained in our Annual Report on Form 10-K for the fiscal year ended March 30, 2008, filed with the SEC on June 13, 2008, as amended by Amendment No. 1 on Form 10-K/A, filed with the SEC on July 28, 2008, and our Quarterly Report on Form 10-Q for the fiscal quarter ended June 29, 2008, filed with the SEC on August 8, 2008, as amended by Amendment No. 1 on Form 10-Q/A, filed with the SEC on August 11, 2008, as well as the information provided in this Offer to Exchange and the other materials that we have filed with the SEC, before making a decision on whether or not to tender your Eligible Options. These documents are available free of charge (i) at the SEC’s website at http://www.sec.gov, (ii) by directing a written request to: Exar Corporation, Attention: Investor Relations M/S 210, 48720 Kato Road, Fremont, California 94538, or (iii) by contacting the Company directly at (510) 668-7201. See Section 17, Additional Information, for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.

THE OFFER

1. ELIGIBLE EMPLOYEES; ELIGIBLE OPTIONS; EXPIRATION TIME.

We are offering to exchange Eligible Options held by persons that as of the commencement of the Offer are employed by us or our Eligible Subsidiaries (the “Eligible Employees”) for restricted stock unit awards (the “New Awards”). Current members of our Board of Directors and certain of our executive officers, namely Pedro (Pete) P. Rodriguez, Thomas R. Melendrez, J. Scott Kamsler, George Apostol and Stephen W. Michael (the “Excluded Officers”), will not be eligible to participate in the Offer. Our other current executive officers will be eligible to participate in the Offer and hold an aggregate of 133,151 Eligible Options as of September 28, 2008. We may exclude employees in certain non-U.S. jurisdictions from the Offer if local law or administrative considerations would make their participation infeasible or impractical. The total number of shares underlying Eligible Options and the maximum number of New Awards that may be issued with respect to such Eligible Options, as described in Section 2, Purpose of the Offer, assume that no such employees will be excluded from the Offer. As of September 28, 2008, Eligible Options were held by approximately 330 Eligible Employees.

Eligible Options are all outstanding options that were granted under the Exar Corporation 1997 Equity Incentive Plan, the Exar Corporation 2000 Equity Incentive Plan, the Exar Corporation 2006 Equity Incentive Plan, the Sipex Corporation 1997 Stock Option Plan, the Sipex Corporation 1999 Stock Plan, the Sipex Corporation 2000 Non-Qualified Stock Option Plan, the Sipex Corporation Amended and Restated 2002 Nonstatutory Stock Option Plan and the Sipex Corporation 2006 Plan (the “Company Plans”) and that have exercise prices equal to or greater than $11.00 per share of common stock and an expiration date after March 31, 2009. As of September 28, 2008, options covering approximately 5,485,168 shares of our common stock were outstanding under all of our equity incentive plans with a weighted average exercise price of $11.90 per share and a weighted average remaining term of 4.76 years. Of these outstanding options, options to purchase approximately 1,798,449 shares of common stock, having exercise prices equal to or greater than $11.00 and an expiration date after March 31, 2009, are held by Eligible Employees and would be eligible for exchange in the Offer.

Your participation in the Offer is voluntary. If you are an Eligible Employee who wishes to participate in the Offer, you must surrender for exchange all Eligible Options held by you in order to participate; you cannot exchange part of the Eligible Options held by you and keep the balance. The Offer is subject to the terms and conditions described in Section 6, Conditions of the Offer of this Offer to Exchange, as it may be amended from time to time. We will only accept Eligible Options that are properly exchanged and not validly withdrawn in accordance with Section 5, Acceptance of Eligible Options for Exchange and Cancellation and Issuance of New Awards, before the Offer expires on the Expiration Time.

The ratio of shares subject to Eligible Options cancelled to New Awards issued is 4-to-1, 5-to-1 or 6-to-1, depending on the exercise price of the Eligible Option being exchanged. The exchange ratios are intended to result in the issuance of New Awards in the Offer with a fair value less than the fair value of the Eligible Options surrendered in the Offer. We calculated the fair value of the Eligible Options using a proprietary binomial option valuation model. We then established three exchange ratios based on the average fair value of the Eligible Options as compared to the assumed fair market value of one share of our common stock underlying a restricted stock unit to be issued in the Offer. We assumed a fair market value of $9.45 per share with respect to each restricted stock unit to be issued in the Offer, which is based off of the trailing 200 day average share price of our common stock as of June 1, 2008.

Each restricted stock unit issued in the Offer will represent a contingent right to receive one share of our common stock on a specified future date when the restricted stock unit vests. The New Awards generally will vest, subject to the participating Eligible Employee’s continued employment with us and our subsidiaries, in two annual installments on the first and second anniversaries of the date the New Awards are issued, which is expected to be shortly after the Expiration Time. Assuming full participation, as of September 28, 2008, approximately 3% of the Eligible Options would receive New Awards with a shorter vesting schedule than remains on such Eligible Options. If you exchange your Eligible Options, then your New Awards will be granted under the Exar 2006 Plan.

If your employment with us or one of our Eligible Subsidiaries terminates for any reason after you tender your Eligible Options but prior to the date the New Awards are granted in exchange for the Eligible

Options you tendered, you will not be permitted to exchange your Eligible Options, and your election to tender your Eligible Options will be disregarded. In that case, you will continue to hold your Eligible Options subject to their existing terms (including, without limitation, the vesting provisions of your option and any applicable period following termination of employment in which you must exercise your option). If the options that you tendered for exchange have exercise prices less than $11.00 per share or an expiration date before March 31, 2009, they are not eligible to be exchanged in the Offer.

The Offer is not a promise of continued employment for any length of time. If you are an employee residing in the United States, then your employment is “at-will” and the Offer does not change the “at-will” nature of your employment. Your employment may be terminated by us or by you at any time, including prior to the Expiration Time, the date the New Awards are granted or the date the New Awards are fully vested, for any reason, with or without cause.

The Expiration Time of the Offer is currently 5:00 p.m. U.S. Pacific Time on November 21, 2008, but we may extend the Expiration Time of the Offer to a later time and/or date. If we extend the Offer, the term Expiration Time will refer to the latest time and date at which the Offer expires. See Section 14, Extension of the Offer; Termination; Amendment, for a description of our rights to extend, delay, terminate and amend the Offer.

We will publish a notice by press release and email if we decide to amend the Offer and take any of the following actions: (i) increase or decrease what we will give you in exchange for your Eligible Options, (ii) increase or decrease the number of Eligible Options that can be exchanged in the Offer, (iii) adjust the exchange ratios to reflect any stock dividends, stock splits and similar changes in capitalization that may occur before the Expiration Time, or (iv) extend or terminate the Offer (although no such events are currently contemplated).

If the Offer is scheduled to expire within ten (10) business days from the date we notify you of such an amendment, we also intend to extend the Offer for a period of ten (10) business days after the date the notice is published. A business day means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:00 a.m. through 11:59 p.m.

2. PURPOSE OF THE OFFER.

Historically, we have granted stock options to our employees and have assumed stock options in connection with certain acquisitions, including stock options granted by Sipex Corporation. Each stock option award specifies the exercise price that the employee must pay to purchase shares of Common Stock when the option is exercised. The exercise price per share is set in accordance with the terms of the applicable equity incentive plan under which the option is granted, and which now typically is the closing market price of a share of our Common Stock on the date the option is granted. Thus, an employee receives value only if he or she exercises an option and later sells the purchased shares at a price that exceeds the option’s exercise price.

Like many technology companies, our stock price has experienced significant volatility during the last several years. Consequently, many of our employees hold options with exercise prices significantly higher than the current market price of our common stock. As of September 28, 2008, Eligible Employees held options for approximately 2,204,852 shares with exercise prices equal to or greater than $11.00 per share, while the closing price of our common stock on The NASDAQ Global Market on September 26, 2008 was $7.54 per share. The $11.00 threshold for options eligible to participate in the Offer is intended to ensure that only outstanding stock options that are significantly “out of the money” are eligible for the Offer. We believe that these “out of the money” options are no longer effective as performance and retention incentives, and that to enhance long-term stockholder value we need to maintain competitive employee compensation and incentive programs. An equity stake in our success is a critical component of these programs. We believe the Offer will provide us with an opportunity to restore to eligible employees a meaningful opportunity to participate economically in our future growth and success. By offering restricted stock units that are subject to vesting requirements, we believe the Offer will offer a meaningful retention incentive for Eligible Employees to remain with us. As of September 28, 2008, there were 464,277 unvested restricted stock unit awards and 3,579,859 shares available for grant under the Company Plans.

In addition, many of the Eligible Options have been out of the money for an extended period of time and, therefore, have not been exercised. As a result, we have developed a significant stock option “overhang” consisting of options which we believe are not serving their intended purpose of incentivizing employees. Eligible Options subject to the Exar Plans surrendered in the Offer will be returned to the Exar 2006 Plan and Eligible Options subject to the Sipex Plans surrendered in the Offer will be returned to the Sipex Plan under which they were originally issued. Assuming that 100% of Eligible Employees participate in the Offer and applying the exchange ratios described in Section 8, Exchange Ratios, Eligible Options covering approximately 1,798,449 shares as of September 28, 2008 would be surrendered and cancelled, while New Awards covering approximately 373,766 shares would be issued, resulting in a net reduction of approximately 1,424,683 shares subject to outstanding awards. The actual reduction in our overhang that results from the Offer could differ materially from the example in the preceding sentence and is dependent on a number of factors, including the actual exercise price of outstanding Eligible Options exchanged in the Offer and the actual level of Eligible Employee participation in the Offer. As of September 28, 2008, options for approximately 3,686,719 shares of our common stock that were ineligible for the exchange program were outstanding under all of our equity incentive plans with a weighted average exercise price of $10.77 per share and a weighted average remaining term of 5.16 years.

We believe that the Offer will permit us:

•	to provide the incentives to our employees that were intended when the options were initially granted;

•	to meaningfully reduce the number of our shares that are subject to outstanding options that have high exercise prices and may be viewed by our stockholders as potentially dilutive; and

•

to create additional retention incentives for our employees who participate in the Offer by issuing them New Awards that will vest over a period of two (2) years following such issuance and that will have value regardless of stock price volatility.

In designing the terms of the Offer and recommending its approval by our Board of Directors, our Compensation Committee took into account its philosophy of shifting from the exclusive use of stock options to using a mix of stock options and other equity-based incentives, such as restricted stock units, to provide long-term equity incentives to our employees. By granting replacement awards consisting of restricted stock units rather than new, at-the-money stock options, our Compensation Committee seeks to strengthen our equity-based retention incentives, while further aligning our existing equity compensation programs with our compensation philosophy.

Except as otherwise disclosed in this Offer to Exchange or in our filings with the SEC, we presently have no plans, proposals or negotiations that relate to or would result in:

(a)	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

(b)	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

(c)	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

(d)	any change in our present Board of Directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer, except as described below;

(e)	any other material change in our corporate structure or business;

(f)	our common stock to be delisted from The NASDAQ Global Market;

(g)	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended;

(h)	the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended;

(i)	the acquisition by any person of a material additional amount of our securities, or the disposition of a material amount of our securities; or

(j)	any change in our certificate of incorporation or bylaws or other actions that could impede the acquisition of control of us.

In the ordinary course of business, from time to time, we evaluate acquisition opportunities. At the present time, we are reviewing a number of opportunities. These transactions may be announced or completed in the ordinary course of business during the pendency of the Offer, but there can be no assurance that an opportunity will be available to us or that we will choose to take advantage of an opportunity.

In the ordinary course of business, we make changes in the composition and structure of our Board of Directors and/or management. We expect that we will continue to make changes in this regard. In connection with the existing vacancy resulting from Mr. John S. McFarlane not standing for re-election to our Board of Directors at the 2008 Annual Meeting of Stockholders, we may appoint an additional director to fill that vacancy or by resolution of the Board reduce the size of our Board of Directors to eliminate the vacancy.

Neither we nor our Board of Directors makes any recommendation as to whether you should exchange your Eligible Options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange and to consult your own legal, investment and/or tax advisors. You must make your own decision whether to exchange your Eligible Options.

3. PROCEDURES.

Making Your Election. To make your election to accept or reject the Offer, you must make your election and submit the Election Form in accordance with its instructions to the Exchange Administrator via hand delivery or facsimile to (510) 668-7011 before the Expiration Time. The Election Form is included herewith and a copy can be obtained from the Exchange Administrator at 510-668-7078 or jennifer.hawkins@exar.com. You do not need to return your stock option agreements for your Eligible Options to effectively elect to accept the Offer as they will be automatically cancelled if we accept your Eligible Options for exchange. You will be required to return your stock option agreements only upon our request.

The delivery of the Election Form and any other required documents are at the sole risk of the Eligible Employee exchanging the Eligible Options. Delivery will be deemed made only when actually received by the Exchange Administrator. No late deliveries will be accepted.

Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the number of shares subject to Eligible Options and the validity, form, eligibility (including time of receipt) and acceptance of any Election Form. Neither we nor any other person is obligated to give notice of any defects or irregularities in any Election Form or otherwise in the exchange of any Eligible Options, and no one will be liable for failing to give such notice. Our determination of these matters will be final and binding on all parties. We may reject any Election Form or Eligible Option that is exchanged to the extent that we determine it was not properly executed or delivered or to the extent that we determine it is unlawful to accept the Eligible Option that is exchanged. We may waive any of the conditions of the Offer or any defect or irregularity in any Election Form with respect to any particular Eligible Options or any particular Eligible Employee. No Eligible Options will be accepted for exchange until all defects or irregularities have been cured by the Eligible Employee exchanging the Eligible Options, or waived by us, prior to the Expiration Time. We will not accept any alternative, conditional or contingent exchanges.

Our Acceptance Constitutes an Agreement. If you elect to exchange your Eligible Options and you exchange your Eligible Options according to the procedures described above, you will have accepted the Offer. Our acceptance of Eligible Options that are properly exchanged will form a binding agreement between us and you on the terms and subject to the conditions of the Offer. (See Section 6, Conditions of the Offer)

Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept on or promptly after the Expiration Time of the Offer all Eligible Options that are properly submitted to be exchanged and have not been validly withdrawn.

4. CHANGE IN ELECTION.

You may only change your election by following the procedures described in this Section 4. You may change your election at any time before the Expiration Time.

To withdraw your election regarding Eligible Options you previously elected to exchange, you must deliver a signed and dated Notice of Withdrawal in accordance with its instructions to the Exchange Administrator via hand delivery or facsimile to (510) 668-7011, before the Expiration Time. The Notice of Withdrawal is included herewith and a copy can be obtained from the Exchange Administrator at 510-668-7078 or jennifer.hawkins@exar.com. To change your mind and re-accept the Offer following your delivery of a signed and dated Notice of Withdrawal, you must deliver a signed and dated new Election Form as described in Section 3, Procedures. You must indicate on the new Election Form that it replaces a previously submitted Notice of Withdrawal in the check box provided on the form. Upon the receipt of the new Election Form, the previously submitted Notice of Withdrawal will be disregarded and will be considered replaced in full by the new Election Form. The last Notice of Withdrawal or Election Form delivered by you as described above prior to the Expiration Time will be treated as your final election with respect to the Offer.

The delivery of Election Forms, Notices of Withdrawal and any other required documents are at the sole risk of the option holder. Delivery will be deemed made only when actually received by the Exchange Administrator. No late deliveries will be accepted.

5. ACCEPTANCE OF ELIGIBLE OPTIONS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF NEW AWARDS.

On the terms and subject to the conditions of the Offer, we currently expect that promptly after the Expiration Time, we will accept for exchange and cancel all Eligible Options properly exchanged and not validly withdrawn before the Expiration Time in accordance with the Offer. The New Awards are expected to be granted shortly after the Expiration Time.

The ratio of shares subject to Eligible Options cancelled to shares subject to New Awards issued is 4-to-1, 5-to-1 or 6-to-1, depending on the exercise price of the Eligible Option being exchanged. Our intent is to establish exchange ratios that will result in the issuance of New Awards in the Offer with a fair value less than the fair value of the Eligible Options surrendered in the Offer a fair value less than the fair value of the cancelled Eligible Options they replace as of the Commencement Date. We calculated the fair value of the Eligible Options using a proprietary binomial option valuation model. We then established three exchange ratios based on the average fair value of the Eligible Options as compared to the assumed fair market value of one share of our common stock underlying a restricted stock unit to be issued in the Offer. We assumed a fair market value of $9.45 per share with respect to each restricted stock unit to be issued in the Offer.

A listing of all of your Eligible Options is included in the Personnel Summary and a copy can be obtained by contacting the Exchange Administrator at jennifer.hawkins@exar.com or 510-668-7078 and requesting a personnel option status report. If you are an employee of ours or one of our Eligible Subsidiaries (including an employee on a leave of absence) as of the Expiration Time but are not employed continuously by us or one of our Eligible Subsidiaries (including on a leave of absence) through the date the New Awards are granted in exchange for Eligible Options you tender in the Offer, you will not be permitted to exchange your Eligible Options and will continue to hold those Eligible Options subject to their existing terms.

We will notify you as promptly as practicable after the Expiration Time if we reject your election to exchange your Eligible Options. After you deliver an Election Form you will receive an email confirmation that will confirm your election and state where you can find information regarding the number of restricted stock units that we will grant to you. Similarly, after you deliver a Notice of Withdrawal, you will receive an email confirmation that will confirm your election to withdraw your Eligible Options from the Offer.

6. CONDITIONS OF THE OFFER.

We will not be required to accept any Eligible Option that you elect to exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any Eligible Option that you elect to exchange, in each case at any time on or before the Expiration Time, if we determine that any event has occurred and, in our reasonable judgment, such event makes it inadvisable for us to proceed with the Offer or to accept and cancel Eligible Options that you elect to exchange, including:

•	any change or changes in the applicable accounting rules that cause the Offer to subject us to adverse accounting treatment;

•

any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the Eligible Options, the issuance of New Awards, or otherwise relates to the Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), income, operations or prospects or materially impair the benefits we believe we will receive from the Offer; any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency, tribunal or any person that, in our reasonable judgment, would or might directly or indirectly:

(a)	make it illegal for us to accept some or all of the Eligible Options or to issue some or all of the New Awards, otherwise restrict or prohibit consummation of the Offer or otherwise relate to the Offer;

(b)	delay or restrict our ability, or render us unable, to accept the Eligible Options for exchange and cancellation or to issue New Awards for some or all of the exchanged Eligible Options;

(c)	materially impair the benefits we believe we will receive from the Offer; or

(d)	materially and adversely affect our business, condition (financial or other), income, operations or prospects;

•	there is:

(a)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; or

(b)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:

(c)	any person, entity or group, within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Time;

(d)	any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Time has acquired or proposed to acquire beneficial ownership of an additional 1% or more of the outstanding shares of our common stock; or

(e)	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement that it intends to acquire us or any of our assets or securities; and

•	any change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us.

The conditions to the Offer are for our benefit. We may assert them in our discretion before the Expiration Time and we may waive them at any time and from time to time, whether or not we waive any other condition to the Offer.

Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon everyone.

If your employment with us or one of our Eligible Subsidiaries terminates for any reason after you tender your Eligible Options but prior to the date the New Awards are issued in exchange for the Eligible Options you tender, you will not be eligible to participate in the Offer, and your election to tender your Eligible Options will be disregarded. In that case, you will continue to hold your Eligible Options subject to their existing terms (including, without limitation, the vesting provisions of your option and any applicable period following termination of employment in which you must exercise your option).

7. PRICE RANGE OF COMMON STOCK.

The Eligible Options subject to the Offer are not publicly traded. However, upon exercise of an Eligible Option, the option holder becomes a holder of our common stock. Our common stock is quoted on The NASDAQ Global Market under the symbol “EXAR.” The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported on The NASDAQ Global Market.

Quarter Ended	High	Low
Fiscal Year 2009
Second quarter through October 22, 2008	$8.91	$4.93
First quarter ended June 29, 2008	$9.20	$7.33

Fiscal Year 2008
Fourth quarter ended March 30, 2008	$8.50	$6.50
Third quarter ended December 30, 2007	$13.51	$7.60
Second quarter ended September 30, 2007	$15.24	$12.57
First quarter ended June 30, 2007	$14.26	$13.06

Fiscal Year 2007
Fourth quarter ended March 31, 2007	$14.15	$12.73
Third quarter ended December 31, 2006	$14.11	$12.45
Second quarter ended September 30, 2006	$14.44	$11.95
First quarter ended June 30, 2006	$14.75	$12.45

On October 22, 2008, the closing price of our common stock as reported by The NASDAQ Global Market was $5.52. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Options.

8. EXCHANGE RATIOS.

We have established three exchange ratios for Eligible Options depending on their exercise price. The following table sets forth the three exchange ratios and the range of exercise prices applicable to each exchange ratio:

Exercise Price Range	Exchange Ratio Option Shares per Restricted Stock Unit
$11.00 - $13.00	4-to-1
$13.01 - $15.00	5-to-1
Above $15.00	6-to-1

The total number of restricted stock units a participating Eligible Employee will receive with respect to a surrendered Eligible Option will be determined by dividing the number of shares underlying the surrendered Eligible Option by the applicable exchange ratio and rounding to the nearest whole share. For example, if an Eligible Employee holds an Eligible Option to purchase 1,000 shares of our common stock at an exercise price of $12.00 per share, he or she would be entitled to exchange that option for 250 restricted stock units (i.e., 1,000 divided by 4 (the exchange ratio applicable to the Eligible Option) rounded to the nearest whole share).

9. SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW AWARDS.

Each restricted stock unit issued in the Offer will represent a contingent right to receive one share of our common stock on a specified future date when such restricted stock unit vests. The New Awards will vest, subject to the participating Eligible Employee’s continued employment with us or one of our subsidiaries, in two annual installments on the first and second anniversaries of the date the New Awards are issued, which is expected to be shortly after the Expiration Time. Any New Awards held by a participating Eligible Employee that remain unvested at the time his or her employment with us or one of our subsidiaries terminates for any reason will be cancelled as of the termination date.

New Awards issued in the Offer will be granted pursuant to the Exar 2006 Plan. As of September 28, 2008, there were 3,579,859 shares available for grant under the Company Plans. Assuming that 100% of Eligible Employees participate in the Offer and applying the exchange ratios described in Section 8, Exchange Ratios,

Eligible Options covering approximately 1,798,449 shares as of September 28, 2008 would be surrendered and cancelled, while New Awards covering approximately 373,766 shares would be issued, resulting in a net reduction of approximately 1,424,683 shares subject to outstanding awards. As of September 28, 2008, there were approximately 42,847,218 shares of our common stock outstanding. The New Awards would represent approximately 0.9% of the total shares of our common stock outstanding as of September 28, 2008.

Each restricted stock unit represents a contingent right to receive one share of our common stock on the date on which the restricted stock unit vests. A participating Eligible Employee is not required to pay any monetary consideration to receive shares of our common stock upon settlement of his or her New Awards. All other terms and conditions of the New Awards issued in the Offer will be substantially the same as those that apply generally to restricted stock units granted under the Exar 2006 Plan or the applicable stock option plan.

10. INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING THE ELIGIBLE OPTIONS.

A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A, Information About Our Directors and Executive Officers. As of the close of business on September 28, 2008, our directors and executive officers (14 persons) as a group held options outstanding to purchase a total of 1,866,139 shares of our common stock. This covered approximately 4.4% of the shares subject to all options outstanding as of the same date. Current members of our Board of Directors and the Excluded Officers will not be eligible to participate in the Offer, and therefore none of them beneficially owns Eligible Options. Our other current executive officers will be eligible to participate in the Offer and the aggregate number and percentage of Eligible Options that are beneficially owned by each of them is set forth in the table below.

Name	Number of Eligible Options	Percent of Total Eligible Options
Diane Hill	22,675	1.3%
Hung P. Le	55,496	3.1%
Bentley Long	54,980	3.1%
Paul Pickering	—	—

* Based on 1,798,449 Eligible Options outstanding as of September 28, 2008.

During the past sixty (60) days, we have not issued any Eligible Options and no Eligible Options have been exercised. Neither we, nor, to the best or our knowledge, any member of our Board of Directors or any of our executive officers or those of our subsidiaries, nor any affiliate of ours, engaged in transactions involving Eligible Options during the past sixty (60) days.

Except as otherwise described in this Offer to Exchange or in our filings with the SEC, including our Annual Report on Form 10-K, as amended by Amendment No. 1 on Form 10-K/A, for the fiscal year ended March 30, 2008 and our Quarterly Report on Form 10-Q, as amended by Amendment No. 1 on Form 10-Q/A, for the fiscal quarter ended June 29, 2008, and other than outstanding stock options and other stock awards granted from time to time to certain of our employees (including our executive officers) and current members of our Board of Directors under our equity incentive plans, neither we nor, to our knowledge, any of our executive officers or current members of our Board of Directors are a party to any agreement, arrangement or understanding with respect to any of our securities, including but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

11. STATUS OF ELIGIBLE OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER

Eligible Options subject to the Exar Plans surrendered in the Offer will be returned to the Exar 2006 Plan and Eligible Options subject to the Sipex Plans surrendered in the Offer will be returned to the Sipex Plan under which they were originally issued. Assuming that 100% of Eligible Employees participate in the Offer and applying the exchange ratios described in Section 8, Exchange Ratios, Eligible Options covering approximately 1,798,449 shares as of September 28, 2008 would be surrendered and cancelled, while New Awards covering approximately 373,766 shares would be issued, resulting in a net reduction of approximately 1,424,683 shares subject to outstanding awards. The actual reduction in our overhang that results from the Offer could differ materially from the example in the preceding sentence and is dependent on a number of factors, including the actual exercise price of outstanding Eligible Options exchanged in the Offer and the actual level of Eligible Employee participation in the Offer.

As of April 1, 2006, we adopted the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised), or SFAS 123(R), on accounting for share-based payments. Under SFAS 123(R), we will recognize the incremental compensation cost of the New Awards granted in the Offer. The incremental compensation cost will be measured as the excess, if any, of the fair value of each New Award granted to employees in exchange for surrendered Eligible Options, measured as of the date the New Awards are granted, over the fair value of the Eligible Options surrendered in exchange for the New Awards, measured immediately prior to the cancellation. This incremental compensation cost will be recognized ratably over the vesting period of the New Awards. In the event that any of the New Awards are forfeited prior to their vesting due to termination of employment, the compensation cost for the forfeited New Awards will not be recognized.

12. LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the Eligible Options and the grant of New Awards as described in the Offer. If any other approval or action should be required, we presently intend to seek such approval or take such action. This could require us to delay the acceptance of any Eligible Options that you elect to exchange. We may not be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept exchanged Eligible Options and to issue New Awards is subject to conditions, including the conditions described in Section 6, Conditions of the Offer.

13. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

CIRCULAR 230 DISCLAIMER. THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU. THIS ADVICE WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF PARTICIPATION IN THE COMPANY’S EQUITY INCENTIVE PLANS. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The U.S. federal income tax consequences of the Offer under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the Offer. This summary is not intended to be exhaustive and, among other considerations, does not describe state, local, or international tax consequences. If you are an employee of one of our Eligible Subsidiaries, the discussion in this Section 13 generally will not apply to you.

We recommend that you consult your own tax advisor with respect to the United States federal, state and local tax consequences of participating in the Offer, as well as any international tax rules that may apply, as the tax consequences to you are dependent on your individual tax situation.

We believe that the exchange of Eligible Options for New Awards pursuant to the Offer should be treated as a non-taxable exchange and neither we nor any of our employees should recognize any income for U.S. federal income tax purposes upon the surrender of Eligible Options and the grant of New Awards.

Restricted Stock Units

If you participate in this Offer, you should not recognize any income or be subject to income tax withholding upon receipt of your New Awards. However, in connection with the issuance of shares on the date or dates when your New Awards vest, you will generally recognize income equal to the value of the shares received, and we will generally have a corresponding deduction at the time you recognize income. When shares are delivered to you under your New Awards, you must make adequate provision for any sums required to satisfy applicable federal, state, local and foreign tax withholding obligations. We may elect to deduct from the shares of common stock that would otherwise be issued in settlement of New Awards the appropriate number of whole shares, valued at their then fair market value, to satisfy our tax withholding obligations at the applicable minimum statutory withholding rate. Alternatively, we may require you to satisfy the applicable tax withholding requirements through payroll withholding or otherwise. Unless the foregoing tax withholding obligations are satisfied, we have no obligation to deliver any shares to you under your New Awards. You may also have taxable income when you sell the shares delivered to you under your New Awards.

Stock Options

If you participate in the Offer, your Eligible Options will be exchanged for New Awards. So that you are able to compare the tax consequences of New Awards to that of your Eligible Options, we have included the following summary as a reminder of the tax consequences generally applicable to options under U.S. federal tax law.

Incentive Stock Options

Under current U.S. federal tax law, an option holder will not recognize taxable income upon the grant of an incentive stock option. In addition, an option holder generally will not recognize income for ordinary income tax purposes upon the exercise of an incentive stock option. However, an option holder’s alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Among other limitations and restrictions imposed on incentive stock options, the tax laws require that an incentive stock option be exercised within certain specified periods following the termination of the option holder’s employment. If the option is not exercised within the prescribed period, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options. Please see the discussion below for details regarding the tax treatment of nonstatutory stock options.

If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

•	more than two years after the date the incentive stock option was granted; and

•	more than one year after the date the incentive stock option was exercised.

If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.

If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the option shares on the date the option was exercised (or, if less, the amount realized on the disposition of the shares) over the exercise price will be taxable as ordinary income to the option holder at the time of the disposition.

If the sales price in a disqualifying disposition exceeds the fair market value of the option shares on the date the option was exercised, then the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised.

Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we will generally be entitled to a deduction equal to the amount of compensation income taxable to the option holder.

Nonstatutory Stock Options

Under current U.S. federal tax law, an option holder generally will not recognize taxable income upon the grant of a nonstatutory stock option with an exercise price equal to the fair market value of the underlying stock on the date of grant. However, when an option holder exercises the option, the excess of the fair market value of the shares subject to the option on the date of exercise over the exercise price of the option will be compensation income taxable to the option holder and subject to applicable tax withholding. We will generally be entitled to a deduction equal to the amount of compensation income taxable to the option holder. Upon disposition of the shares, any gain or loss is treated as capital gain or loss.

14. EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.

We may at any time, and from time to time, extend the period of time during which the Offer is open and delay accepting any Eligible Options tendered for exchange by announcing the extension and/or giving oral or written notice of the extension to you.

Prior to the Expiration Time, we may postpone accepting and canceling any Eligible Options or terminate or amend the Offer if any of the conditions specified in Section 6, Conditions of the Offer, occurs. In order to postpone accepting or canceling, we must announce the postponement and give oral or written notice of the postponement to you. Our right to delay accepting and canceling Eligible Options may be limited by Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, which requires that we pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the Offer.

As long as we comply with any applicable laws, we may amend the Offer. We may amend the Offer at any time by announcing an amendment. If we extend the length of time during which the Offer is open, notice of the amendment will be issued no later than 6:00 a.m., U.S. Pacific Time, on the next business day after the last previously scheduled or announced Expiration Time. Any announcement relating to the Offer will be sent promptly to you in a manner reasonably designed to inform you of the change.

In addition, although we do not anticipate that the staff of the SEC will require us to materially modify the terms of the Offer, it is possible that we may need to alter the terms of the Offer to comply with comments from the staff. We may exclude employees who are located outside of the United States from the Offer if local law or administrative considerations would make their participation infeasible or impractical. It is possible that we may need to make modifications to the terms of the Offer offered to any employees in countries outside the United States to comply with local requirements, or as a result of tax or accounting considerations.

If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we may extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act of 1934. Under these rules, the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. We will publish a notice if we decide to take any of the following actions: (i) increase or decrease what we will give you in exchange for your Eligible Options, (ii) increase or decrease the number of Eligible Options that can be exchanged in the Offer or (iii) extend or terminate the Offer.

If the Offer is scheduled to expire within ten (10) business days from the date we notify you of such an amendment, we also intend to extend the Offer so that it is open for at least a period of ten (10) business days after the date the notice is published. A business day means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight.

15. FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person asking holders of Eligible Options to exchange such Eligible Options pursuant to this Offer.

16. INFORMATION ABOUT US.

General

We were incorporated in California in 1971 and reincorporated in Delaware in 1991. Our common stock trades on The NASDAQ Global Market under the symbol “EXAR”. Our principal executive offices are located at 48720 Kato Road, Fremont, California 94538, and our telephone number is (510) 668-7000. Our website is located at www.exar.com. The information on our website is not a part of this Offer to Exchange.

We are a fabless semiconductor company that designs, develops, markets and sells connectivity and power management products to the consumer, communications and industrial markets. Applying both analog and digital technologies, our products are deployed in a wide array of applications such as portable electronic devices, set top boxes, digital video recorders, telecommunication system and industrial automation equipment. Our portfolio spans a wide range of performance solutions from direct current to direct current regulators and controllers, voltage references, microprocessor supervisors, charge pump regulators and light-emitting diode drivers, single and multi-channel Universal Asynchronous Receiver/Transmitter for portable and wireless applications, serial interface, port multipliers for storage applications, to T/E (T: North America and Asia transmission interface; E: European transmission interface) and Synchronous Optical Network/Synchronous Data Hierarchy communications. The solutions are designed working directly with original equipment manufacturer (“OEM”) customers who help drive our technology roadmap and system solutions.

In August 2007, we completed our merger with Sipex Corporation, a company that designed, manufactured and marketed high performance, analog integrated circuits used by OEMs in the computing, consumer electronics, communications and networking infrastructure markets. As a result of the merger, we have combined product offerings and technical expertise, distribution channels, customer base and geographic reach.

Financial

A summary of the financial information included in our Annual Report on Form 10-K for the fiscal year ended March 30, 2008, filed with the SEC on June 13, 2008, as amended by Amendment No. 1 on Form 10-K/A, filed with the SEC on July 28, 2008, and our Quarterly Report on Form 10-Q for the fiscal quarter ended June 29, 2008, filed with the SEC on August 8, 2008, as amended by Amendment No. 1 on Form 10-Q/A, filed with the SEC on August 11, 2008, which are each incorporated herein by reference, is attached hereto as Schedule B to this Offer to Exchange.

The financial information included in our Annual Report on Form 10-K for the fiscal year ended March 30, 2008, filed with the SEC on June 13, 2008, as amended by Amendment No. 1 on Form 10-K/A, filed with the SEC on July 28, 2008, and our Quarterly Report on Form 10-Q for the fiscal quarter ended June 29, 2008, filed with the SEC on August 8, 2008, as amended by Amendment No. 1 on Form 10-Q/A, filed with the SEC on August 11, 2008, is incorporated herein by reference.

Please see Section 17, Additional Information, for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

17. ADDITIONAL INFORMATION.

With respect to the Offer, we have filed a Tender Offer Statement on Schedule TO with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, before making a decision on whether to tender your options.

We also recommend that you review the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

(a)	our Annual Report on Form 10-K, as amended by Amendment No. 1 on Form 10-K/A, for the fiscal year ended March 30, 2008;

(b)	our Quarterly Report on Form 10-Q, as amended by Amendment No. 1 on Form 10-Q/A, for the fiscal quarter ended June 29, 2008;

(c)	our Current Reports on Form 8-K filed with the SEC on April 23, 2008, May 13, 2008 and August 22, 2008;

(d)	our Definitive Proxy Statement for our 2008 Annual Meeting of Stockholders, filed with the SEC on September 5, 2008; and

(e)	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on February 12, 1986 (Commission File No. 000-14225), including any amendment or report filed hereafter for the purpose of updating such description.

The SEC file number for these filings is 000-14225. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC’s Public Reference Room at 100 F Street NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

We will also provide without charge to each Eligible Employee, upon his or her written or oral request, a copy of this Offer to Exchange or any or all of the documents to which we have referred you, other than exhibits to those documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

Exar Corporation

48720 Kato Road

Fremont, California 94538

Attn: Jennifer Hawkins

or by telephoning us at 510-668-7201 between the hours of 9:00 a.m. and 5:00 p.m., U.S. Pacific Time.

As you read the documents listed in this Section 17, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information about us contained in this Offer to Exchange should be read together with the information contained in the documents to which we have referred you.

18. FINANCIAL STATEMENTS.

Attached as Schedule B to this Offer to Exchange is our summary financial information derived from our Annual Report on Form 10-K for the fiscal year ended March 30, 2008, filed with the SEC on June 13, 2008, as amended by

Amendment No. 1 on Form 10-K/A, filed with the SEC on July 28, 2008, and our Quarterly Report on Form 10-Q for the fiscal quarter ended June 29, 2008, filed with the SEC on August 8, 2008, as amended by Amendment No. 1 on Form 10-Q/A, filed with the SEC on August 11, 2008. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17, Additional Information.

19. MISCELLANEOUS.

This Offer to Exchange, including the section entitled “Risks of Participating in the Offer,” and our SEC reports referred to above include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. However, the safe harbors of Section 27A of the Securities Act and 21E of the Securities Exchange Act of 1934 do not apply to statements made in connection with the Offer. These forward-looking statements, which can be identified by words such as “anticipates,” “expects,” “believes,” “plans,” “predicts,” and similar terms, involve risks and uncertainties, including those described in our Annual Report on Form 10-K for the fiscal year ended March 30, 2008, filed with the SEC on June 13, 2008, as amended by Amendment No. 1 on Form 10-K/A, filed with the SEC on July 28, 2008, and our Quarterly Report on Form 10-Q for the fiscal quarter ended June 29, 2008, filed with the SEC on August 8, 2008, as amended by Amendment No. 1 on Form 10-Q/A, filed with the SEC on August 11, 2008. Forward-looking statements are not guarantees of future performance and our actual results may differ significantly from the results discussed in the forward-looking statements. We encourage you to review the risk factors contained in the section entitled “Risks of Participating in the Offer” of this Offer to Exchange, our Annual Report on Form 10-K, as amended by Amendment No. 1 on Form 10-K/A, for the fiscal year ended March 30, 2008, and our Quarterly Report on Form 10-Q, as amended by Amendment No. 1 on Form 10-Q/A, for the fiscal quarter ended June 29, 2008.

If at any time we become aware of any jurisdiction where the making of the Offer violates the law, we will make a good faith effort to comply with the law. If we cannot comply with the law, the Offer will not be made to, nor will exchanges be accepted from or on behalf of, the option holders residing in that jurisdiction.

WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO EXCHANGE AND DOCUMENTS TO WHICH WE HAVE REFERRED YOU. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO EXCHANGE AND DOCUMENTS TO WHICH WE HAVE REFERRED YOU AND TO CONSULT YOUR OWN LEGAL, INVESTMENT AND/OR TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO EXCHANGE YOUR ELIGIBLE OPTIONS.

SCHEDULE A

INFORMATION ABOUT OUR DIRECTORS AND

EXECUTIVE OFFICERS

Our directors and executive officers as of October 23, 2008 are set forth in the following table:

Name	Positions and Offices Held
Pierre Guilbault	Director
Brian Hilton	Director
Richard L. Leza	Chairman of the Board
Gary Meyers	Director
Juan (Oscar) Rodriguez	Director
Pedro (Pete) P. Rodriguez	Director, Chief Executive Officer and President
J. Scott Kamsler	Senior Vice President and Chief Financial Officer
George Apostol	Chief Technology Officer
Hung P. Le	Vice President of Engineering
Bentley Long	Vice President of Worldwide Sales
Thomas R. Melendrez	General Counsel, Secretary and Executive Vice President of Business Development
Stephen W. Michael	Senior Vice President of Operations and Reliability & Quality Assurance
Paul Pickering	Senior Vice President of Marketing
Diane Hill	Vice President, Human Resources

The business address of each director and executive officer is Exar Corporation, 48720 Kato Road, Fremont, California 94538, and the business telephone number of each director and executive officer is (510) 668-7000.

Current members of our Board of Directors and certain of our executive officers, namely Pedro (Pete) P. Rodriguez, Thomas R. Melendrez, J. Scott Kamsler, George Apostol and Stephen W. Michael, are not eligible to participate in the Offer. Our other current executive officers are eligible to participate in the Offer.

A-1

SCHEDULE B

SUMMARY FINANCIAL INFORMATION

OF EXAR CORPORATION AND SUBSIDIARIES

On August 25, 2007, Exar acquired Sipex Corporation. The merger was accounted for as a purchase. Accordingly, the results of operation of Sipex were included in Exar’s consolidated financial statements beginning August 26, 2007.

Set forth below is a selected summary of certain financial information about Exar. This selected financial information is derived from our consolidated financial statements as filed with the SEC. The selected financial data should be read in conjunction with our consolidated financial statements and notes thereto included in our Annual Report on Form 10-K, as amended by Amendment No. 1 on Form 10-K/A, for the fiscal year ended March 30, 2008 and in our Quarterly Report on Form 10-Q, as amended by Amendment No. 1 on Form 10-Q/A, for the fiscal quarter ended June 29, 2008.

(all amounts in thousands except for per share data)

	March 30, 2008	March 31, 2007	June 29, 2008	June 30, 2007
Condensed Consolidated Selected Balance Sheet Data (at period end):
Working capital	$266,060	$357,068	$254,366	$362,149
Goodwill and intangible assets, net	73,645	10,641	71,784	10,375
Total assets	424,220	421,174	411,769	419,137
Long-term obligations	18,091	191	17,706	853
Total Stockholders’ equity	371,077	406,756	357,290	409,299

	Fiscal Years Ended		Three Months Ended
	March 30, 2008 (1)	March 31, 2007 (2)	June 29, 2008 (3)	June 30, 2007 (4)
Condensed Consolidated Statement of Operations:
Net sales	$89,743	$68,502	$32,211	$17,101
Gross profit	40,112	46,534	14,470	11,357

Operating loss	(202,438)	(4,229)	(4,923)	(232)

Income (loss) before income taxes	(187,763)	11,340	(2,584)	4,265

Net income (loss)	(195,879)	8,024	(2,461)	4,611
Earnings (loss) per share:

Basic earnings (loss) per share	$(4.55)	$0.22	$(0.06)	$0.13

Diluted earnings (loss) per share	$(4.55)	$0.22	$(0.06)	$0.13
Shares used in the computation of earnings (loss) per share:
Basic	43,090	36,255	42,973	35,998
Diluted	43,090	36,480	42,973	36,134

(1)	Fiscal 2008 included $5.0 million of stock-based compensation expense, $5.4 million of amortization of intangible assets acquired in connection with the Sipex merger, $8.8 million of IPR&D purchased in connection with the Sipex merger, $165.2 million impairment charge on goodwill and other intangible assets, separation expenses of $0.5 million related to our former chief executive officer and $0.6 million impairment loss related to Exar’s non-marketable securities.
(2)	Fiscal 2007 included $4.4 million of stock-based compensation expense, an impairment charge of $1.0 million related to our non-marketable securities and separation costs of $1.6 million related to the resignation of two former executives.
(3)	The three months ended June 29, 2008 included $1.4 million of stock-based compensation expense and $0.9 million of amortization of intangible assets acquired in connection with the Sipex merger.
(4)	The three months ended June 30, 2007 included $0.8 million of stock-based compensation expense.

Exar’s book value per share as of June 29, 2008 was $8.37. Book value per share is the value of our total stockholders’ equity divided by the number of our issued and outstanding common shares, net of shares held in treasury, which at June 29, 2008 amounted to 42,678,155.